                                                                Exhibit (a)(8)


   THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
     OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE
      DATED NOVEMBER 29, 1995 AND THE RELATED LETTER OF TRANSMITTAL, AND IS
       BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE
       OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF PURCHASER
         BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING
           OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO,
           PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH
           STATE STATUTE.  IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER
            CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT
               BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON
               BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE.  IN
               ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR
                  OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A
                  LICENSED BROKER OR DEALER, THE OFFER SHALL BE
                   DEEMED TO BE MADE ON BEHALF OF PURCHASER BY
                     CS FIRST BOSTON CORPORATION ("CS FIRST
                       BOSTON") OR ONE OR MORE REGISTERED
                        BROKERS OR DEALERS LICENSED UNDER
                         THE LAWS OF SUCH JURISDICTION.


                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                                  PSICOR, INC.
                                       at
                              $17.50 NET PER SHARE
                                       by
                          Baxter CVG Services II, Inc.
                          a wholly owned subsidiary of
                          Baxter Healthcare Corporation
                          a wholly owned subsidiary of
                            Baxter International Inc.

      Baxter CVG Services II, Inc., a Pennsylvania corporation ("Purchaser") and wholly owned subsidiary of Baxter Healthcare Corporation ("Parent"), a Delaware corporation and wholly owned subsidiary of Baxter International Inc., a Delaware Corporation, is offering to purchase all outstanding shares of common stock, no par value (the "Shares"), of PSICOR, Inc., a Pennsylvania corporation (the "Company"), at a price of $17.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 29, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.


--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 3, 1996,
                          UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT, ON A FULLY DILUTED BASIS, WHEN ADDED TO THE SHARES OWNED BY PURCHASER AND ITS AFFILIATES, AT LEAST 80% OF ALL OUTSTANDING SHARES (THE "MINIMUM CONDITION"). ALTHOUGH UNDER THE TERMS OF
THE MERGER AGREEMENT PARENT AND PURCHASER MAY WAIVE THE MINIMUM CONDITION,
THEY DO NOT CURRENTLY INTEND TO DO SO; AND PARENT AND PURCHASER MAY TERMINATE THE MERGER AGREEMENT IF THE MINIMUM CONDITION IS NOT SATISFIED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 22, 1995 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent) will be cancelled and converted automatically into the right to receive $17.50 in cash, or any higher price that may be paid per Share in the Offer, without interest. In connection with the Merger Agreement, Parent and Purchaser have entered into a Tender and Option Agreement with Mr. Michael W. Dunaway, the Chairman, Chief Executive Officer and President of the Company, and Mrs. Trudy V. Dunaway, the wife of Mr. Dunaway and a Director, Vice President, Secretary and Assistant Treasurer of the Company, and The Dunaway Family Trust, of which Mr. and Mrs. Dunaway are co-settlors and co-trustees (the "Trust" and, together with Mr. and Mrs. Dunaway, the "Selling Shareholders") pursuant to which, among other things, the Selling
Shareholders have granted Parent and Purchaser an option to acquire at $17.50 per Share and have agreed to tender and, in the event such irrevocable option is not theretofore exercised, sell in the Offer, and, in each case upon the terms and subject to the conditions thereof, Shares owned by the Selling Shareholders (or approximately 38% of the Company's outstanding shares calculated on a fully diluted basis).

      THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT
EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF,
THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required under the Letter of Transmittal.

      Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in
Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering shareholders to withdraw their Shares.

      Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Wednesday, January 3, 1996 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 27, 1996. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

      The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                                    GEORGESON
                                  & COMPANY INC.

                                Wall Street Plaza
                            New York, New York  10005
                  Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll-Free (800) 223-2064


                        THE DEPOSITARY FOR THE OFFER IS:

                     FIRST CHICAGO TRUST COMPANY OF NEW YORK


                BY MAIL:                     BY HAND OR OVERNIGHT COURIER:
          Tenders & Exchanges                    Tenders & Exchanges
           P.O. Box 2559-PSIC                        14 Wall Street
              Suite 4660                      8th Floor, Suite 4680-PSIC
       Jersey City, NJ 07303-2559                 New York, NY 10005


                      THE DEALER MANAGER FOR THE OFFER IS:

                                 CS FIRST BOSTON

                                Park Avenue Plaza
                               55 East 52nd Street
                               New York, NY  10055
                          Call Toll-Free (800) 881-8320

November 29, 1995


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